UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
March 30, 2006
(Date of Report)
ONYX SOFTWARE CORPORATION
(Exact name of registrant as specified in charter)

Washington (State or other jurisdiction of incorporation)	0-25361 (Commission File No.)	91-1629814 (IRS Employer Identification No.)
1100 – 112th Avenue N.E., Suite 100, Bellevue, WA 98004-4504
(Address of principal executive offices, including zip code)
(425) 451-8060
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

Item 1.01. Entry into a Material Definitive Agreement.
     On March 30, 2006, Onyx Software Corporation, or Onyx, executed an Amendment to Loan Documents, amending its existing $8.0 million working capital revolving line of credit and $500,000 term loan with Silicon Valley Bank, or SVB. Under the terms of the amendment, the term of the revolving line of credit was extended through March 2008. Up to $8.0 million is available to Onyx under this credit facility, provided that Onyx maintains a cash balance with SVB of at least $12,500,000. If Onyx’s cash balance with SVB falls below $12,500,000, the amount available under this credit facility will be the lesser of (a) $8,000,000 and (b) 80% of eligible accounts receivable (which includes a $2,500,000 sub-facility for foreign accounts receivables billed and collected domestically) after taking into account all reserves. Any borrowings under the revolving line of credit will bear interest at a rate of SVB’s prime rate, and any borrowings under the term loan facility will bear interest at a rate of SVB’s prime rate plus 0.25%. The revolving line of credit carries an early termination fee of 1.50% of the amount of line if it is terminated before its expiration, which fee decreases on a straight line quarterly basis.
     A copy of the Amendment to Loan Documents is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits
(d)	Exhibits.

10.1	Amendment to Loan Documents between Onyx and Silicon Valley Bank, executed and entered into as of March 30, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONYX SOFTWARE CORPORATION
Date: April 4, 2006	By:	/s/ Robert J. Chamberlain
	Name:	Robert J. Chamberlain
Its: Chief Financial Officer

INDEX TO EXHIBITS

Exhibit
Number	Description
10.1	Amendment to Loan Documents between Onyx and Silicon Valley Bank, executed and entered into as of March 30, 2006